As filed with the Securities and Exchange Commission on April 11, 1997

                                                  Registration No. 333-______
                       SECURITIES AND EXCHANGE COMMISSION

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           REGENCY REALTY CORPORATION
             (Exact Name of registrant as specified in its charter)

                Florida                            59-3191743
          (State or other jurisdiction          (I.R.S. Employer
          of incorporation)                     Identification No.)

         121 West Forsyth Street, Suite 200, Jacksonville, Florida 32202
               (Address of principal executive offices) (zip code)

                           REGENCY REALTY CORPORATION
                           1993 LONG TERM OMNIBUS PLAN
                            (Full title of the Plan)

                              Martin E. Stein, Jr.
                      President and Chief Executive Officer
                           Regency Realty Corporation
                       121 West Forsyth Street, Suite 200
                           Jacksonville, Florida 32202
                     (Name and address of agent for service)

                                 (904) 356-7000
          (Telephone number, including area code, of agent for service)

                                    Copy to:

                         Charles E. Commander, III, Esq.
                              Linda Y. Kelso, Esq.
                                 Foley & Lardner
                                200 Laura Street
                           Jacksonville, Florida 32202
                                 (904) 359-2000


                         Calculation of Registration Fee

                                                        Proposed
      Title of each                       Proposed      maximum
        class of                          maximum      aggregate     Amount of
    securities to be   Amount to be   offering price   offering    registration
       registered      registered(1)   per share(2)    price(2)       fee(2)

    Common Stock,    2,726,898 shares     $26.25    $67,449,356.13   $20,439.20
    $0.01 par value


        (1) Plus an indeterminate number of shares which may be issued as a result of anti-dilution provisions contained in the Plan.

        (2) Pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, the amounts shown are based (i) on 5,000 shares subject to outstanding options having an exercise price of $16.75 per share, (ii) 6,000 shares subject to outstanding options having an exercise price of $17.25 per share, (iii) 10,000 shares subject to outstanding options having an exercise price of $18.75 per share, (iv) 165,000 shares subject to outstanding options having an exercise price of $19.25 per share, (v) 4,000 shares subject to outstanding options having an exercise price of $21.50 per share, (vi) 8,000 shares subject to outstanding options having an exercise price of $26.25 per share, (vii) 1,345,698 shares subject to outstanding options having an exercise price of $25.25 per share, and 1,618,800 shares reserved for future grants under the plan, the registration fee for which has been calculated on the basis of the average of the bid and asked prices of the registrant's Common Stock as reported on the New York Stock Exchange on April 7, 1997.



                                     PART II

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

   Item 3.   Incorporation of Documents by Reference.

        The following documents filed by the registrant with the Securities and Exchange Commission are hereby incorporated herein by reference:

             (a) The registrant's Annual Report on Form 10-K for the year ended December 31, 1996.

             (b) The registrant's Form 8-K report dated March 7, 1997, as amended by Form 8-K/A dated March 19, 1997.

             (c) The description of the registrant's Common Stock, par value $0.01 per share set forth under the caption "Description of Registrant's Securities to be Registered" in the Company's Registration Statement on Form 8-A (No. 1-12298) filed under the Securities Exchange Act of 1934; and

        All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all shares of Common Stock being offered hereby have been sold or which deregisters all shares of Common Stock then remaining unsold shall be deemed incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

   Item 4.   Description of Securities.

        Not Applicable.

   Item 5.   Interests of Named Experts and Counsel.

        Not Applicable.

   Item 6.   Indemnification of Directors and Officers.

        The Florida Business Corporation Act (the "Florida Act") permits a Florida corporation to indemnify a present or former director or officer of the corporation (and certain other persons serving at the request of the corporation in related capacities) for liabilities, including legal expenses, arising by reason of service in such capacity if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in any criminal proceeding if such person had no reasonable cause to believe his conduct was unlawful. However, in the case of actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter as to which such director or officer shall have been adjudged liable, except in certain limited circumstances.

        Article X of the registrant's Bylaws provides that the registrant shall indemnify directors and executive officers to the fullest extent now or hereafter permitted by the Florida Act. In addition, the registrant has entered into Indemnification Agreements with its directors and executive officers in which the registrant has agreed to indemnify such persons to the fullest extent now or hereafter permitted by the Florida Act.

   Item 7.   Exemption from Registration Claimed.

        Not Applicable.

   Item 8.   Exhibits.

    * 4A.    Regency Realty Corporation's 1993 Long Term Omnibus Plan

    * 4B.    Form of Stock Purchase Award Agreement

    * 4C.    Form of Option Award Agreement for Key Employees

    * 4D.    Form of Option Award Agreement for Non-Employee Directors

    * 4E.    Annual Incentive for Management Plan

   ** 4F.    Criteria for Restricted Stock Awards under 1993 Long Term
             Omnibus Plan

   ** 4G.    Form of 1996 Stock Purchase Award Agreement

       5. Opinion of Foley & Lardner as to the legality of the securities to be issued

     23A.    Consent of Foley & Lardner (included in Opinion filed as Exhibit
             5)

     23B.    Consent of KPMG Peat Marwick LLP

     23C.    Consent of Price Waterhouse LLP

   * Filed as an exhibit to the registrant's Form S-11 (Registration No. 33-67258) and incorporated herein by reference

   ** Filed as an exhibit to the registrant's Form 10-K report for the year ended December 31, 1996 and incorporated herein by reference.


   Item 9.   Undertakings

        The undersigned hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to
   Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the Articles of Incorporation or Bylaws of the registrant or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by the director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on April 10, 1997.

                                 REGENCY REALTY CORPORATION


                                 By  /s/ Martin E. Stein, Jr.
                                     Martin E. Stein, Jr., President

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


   Date:  April 10, 1997           /s/ Martin E. Stein, Jr.
                                 Martin E. Stein, Jr.
                                 Director, President and Chief Executive
                                 Officer (Principal Executive Officer)


   Date:  April 10, 1997           /s/ Bruce M. Johnson
                                 Bruce M. Johnson
                                 Executive Vice President of Finance
                                 (Principal Financial Officer)


   Date:  April 10, 1997           /s/ J. Christian Leavitt
                                 J. Christian Leavitt
                                 Vice President of Accounting, Treasurer
                                 (Principal Accounting Officer)


   Date:  April 10, 1997           /s/ Joan W. Stein
                                 Joan W. Stein, Chairman of the Board


   Date:  April 10, 1997           /s/ Martin E. Stein, Jr.
                                 Martin E. Stein, Jr., Director


   Date:  April 10, 1997           /s/ Robert L. Stein
                                 Robert L. Stein, Director


   Date:  April 10, 1997           /s/ Edward L. Baker
                                 Edward L. Baker, Director


   Date:  April 10, 1997           /s/ A.R. Carpenter
                                 A.R. Carpenter, Director


   Date:  April 10, 1997           /s/ J. Dix Druce
                                 J. Dix Druce, Director


   Date:  April 10, 1997           /s/ Albert D. Ernest, Jr.
                                 Albert D. Ernest, Jr., Director


   Date:  April 10, 1997           /s/ Douglas S. Luke
                                 Douglas S. Luke, Director


   Date:  April 10, 1997           /s/ J. Marshall Peck
                                 J. Marshall Peck, Director


   Date:  April 10, 1997           /s/ Paul E. Szurek
                                 Paul E. Szurek, Director


   Date:  April ___, 1997        __________________________________________
                                 J. Alexander Branch III, Director





                                  EXHIBIT INDEX



    * 4A.    Regency Realty Corporation's 1993 Long Term Omnibus Plan

    * 4B.    Form of Stock Purchase Award Agreement

    * 4C.    Form of Option Award Agreement for Key Employees

    * 4D.    Form of Option Award Agreement for Non-Employee Directors

    * 4E.    Annual Incentive for Management Plan

   ** 4F.    Criteria for Restricted Stock Awards under 1993 Long Term
             Omnibus Plan

   ** 4G.    Form of 1996 Stock Purchase Award Agreement

       5. Opinion of Foley & Lardner as to the legality of the securities to be issued

     23A.    Consent of Foley & Lardner (included in Opinion filed as Exhibit
             5)

     23B.    Consent of KPMG Peat Marwick LLP

     23C.    Consent of Price Waterhouse LLP

   * Filed as an exhibit to the registrant's Form S-11 (Registration No. 33-67258) and incorporated herein by reference

   ** Filed as an exhibit to the registrant's Form 10-K report for the year ended December 31, 1996 and incorporated herein by reference.